Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Larry Gerdes, CEO, larry.gerdes@trcr.com
Lance Cornell, CFO, lance.cornell@trcr.com
678-808-0600

April 6, 2009

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND ANNOUNCES

COMPLETION OF TRS ACQUISITION

Atlanta, Georgia. TRANSCEND SERVICES, INC. (NASDAQ: TRCR), the third largest provider of medical transcription services to the U.S. healthcare market, today announced that it has completed the previously announced acquisition of the domestic medical transcription business of Transcription Relief Services, LLC (“TRS”) as of April 1st, 2009.

Founded in 1992 and headquartered in Greensboro, NC, TRS provides services to approximately 30 customers across the United States. The domestic medical transcription services business of TRS had unaudited 2008 revenue of $6.6 million and has a current annualized revenue run rate of approximately $7.2 million.

“We are convinced that TRS could not have found a better partner than Transcend to take the business forward,” stated Transcription Relief Services CEO Bob Harvey. “The fact that Transcend is the #1 ranked medical transcription firm in the U.S., according to the 2008 Best in KLAS Report, gave us confidence that our customers would continue to be served with excellence after the merger. We also know how serious Transcend is about being the best place to work in the medical transcription field, which gave us confidence that our employees would benefit from the merger as well.”

“TRS has great customers, a strong management team and an employee-oriented culture,” stated Transcend COO Sue McGrogan. “We are making very few changes to the TRS operation. The same teams will continue to serve the same customers as they have in the past. Over time, we plan to leverage our BeyondTXT platform and back-office support infrastructure to further improve TRS operational performance. I look forward to getting to know the TRS customers and we are very excited about the wealth of knowledge that the 170 employees of TRS bring to the Transcend team.”

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription and editing services encompass everything needed to securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing.

For more information, visit http://www.transcendservices.com.